UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2022

VOLTA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39508	35-2728007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 De Haro Street
San Francisco, CA 94103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (888) 264-2208

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	VLTA	New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	VLTA WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2022, Francois Chadwick, Chief Financial Officer of Volta Inc., a Delaware corporation (the “Company”), notified the Company of his intention to leave his position of Chief Financial Officer of the Company to pursue another professional opportunity. Mr. Chadwick’s decision to resign is not the result of any dispute or disagreement with the Company. Mr. Chadwick will remain with the Company through August 22, 2022 to ensure a smooth transition. During this transition period, Mr. Chadwick will remain the Company’s principal financial officer and principal accounting officer.

On June 10, 2022, the Company’s board of directors (the “Board”) approved the appointment of Stephen Pilatzke to the position of Chief Accounting Officer of the Company effective as of the commencement of his employment with the Company.

Mr. Pilatzke, age 43, most recently served as the Chief Accounting Officer of Falcon Minerals Corporation from October 2018 to June 2022. From January 2010 to September 2018, Mr. Pilatzke served in multiple positions, most recently as Chief Accounting Officer, of Lightfoot Capital Partners GP, LLC, a private equity company with a focus on the energy sector. From October 2013 until its sale in December 2017, Mr. Pilatzke was also Chief Accounting Officer of Arc Logistics GP, LLC, the general partner of Arc Logistics Partners LP, formerly a publicly traded company and portfolio company of Lightfoot Capital Partners. Prior to joining Lightfoot Capital Partners, Mr. Pilatzke served as Chief Financial Officer and Controller of Paramount BioSciences LLC, a venture capital firm specializing in the pharmaceutical and biotechnology sector and was responsible for all of the accounting and reporting functions of Paramount BioSciences LLC and related portfolio companies from 2005 to 2010. Prior to that, Mr. Pilatzke worked as an auditor at EisnerAmper LLP, formerly Eisner LLP, an accounting and advisory firm, from 2001 to 2005. Mr. Pilatzke is a Certified Public Accountant and received his BS in Accounting from Binghamton University.

On June 10, 2022, the Company entered into an offer letter with Mr. Pilatzke. Pursuant to such offer letter, Mr. Pilatzke will receive as compensation for his services as Chief Accounting Officer (a) a salary of $325,000 per annum, (b) an initial equity award in the form of 150,000 time-vesting restricted stock units (“RSUs”), (c) an additional equity award of 150,000 time-vesting RSUs to be granted by the Board following December 31, 2022 provided that Mr. Pilatzke remains employed by the Company in good standing at such time, and (d) eligibility, subject to continued employment with the Company, to participate in the executive benefit plans maintained by the Company. Mr. Pilatzke will also be eligible for an annual bonus equal to 100% of his base salary. Mr. Pilatzke will begin his duties with the Company on a full-time basis starting July 1, 2022.

Additionally, Mr. Pilatzke will enter into a standard indemnification agreement with the Company in the form previously approved by Board, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 1, 2021.

There are no arrangements or understandings between Mr. Pilatzke and any other person pursuant to which Mr. Pilatzke was appointed to serve as Chief Accounting Officer of the Company. There are no family relationships between Mr. Pilatzke and any director or executive officer of the Company, and Mr. Pilatzke has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

The following executives have recently departed from the Company: Julie Rogers, Chief People Officer of the Company, Praveen Mandal, Chief Technology Officer of the Company, and James DeGraw, General Counsel, Secretary, and Chief Administrative Officer of the Company, who has been succeeded by Steven Schnitzer as Interim General Counsel and Corporate Secretary.

Steven Schnitzer has been appointed to serve as Interim General Counsel and Corporate Secretary of the Company. Mr. Schnitzer brings to the Company over 30 years of experience in corporate law, including over eight years as general counsels of publicly-listed companies. He began his career in 1988 in New York City as a corporate finance attorney with Debevoise & Plimpton LLP and was a partner in the Corporate Group of Katten Muchin Rosenman LLP for approximately 14 years before he joined the general partner entities of New York City-based Lightfoot Capital Partners LP and Arc Logistics Partners LP, an NYSE-listed company, in early 2014 as Senior Vice President, General Counsel and Secretary. In addition to his role with the Company, Mr. Schnitzer currently serves as Vice President, General Counsel and Secretary of TortoiseEcofin Acquisition Corp. III, and as Managing Director, and General Counsel - Private Energy of Tortoise Capital Advisors, L.L.C. Mr. Schnitzer is a member of the Bars of New York, Connecticut and the District of Columbia and is based in Volta’s New York City office.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2022	Volta Inc.

	By:	/s/ Brandt Hastings
	Name:	Brandt Hastings
	Title:	Interim Chief Executive Officer and Chief Revenue Officer

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